Exhibit 10.19
VERALTO CORPORATION AND ITS AFFILIATED ENTITIES AGREEMENT
REGARDING COMPETITION AND PROTECTION OF PROPRIETARY INTERESTS
I understand that I am or will be employed by Veralto Corporation (the “Company”), a Delaware corporation, or one of its affiliated operating companies. This Agreement Regarding Competition and Protection of Proprietary Interests (“Agreement”) is between me, the undersigned employee, and the Company, on behalf of and for the benefit of itself, its subsidiaries and affiliates, and any of their successors (collectively the “Veralto Companies” and each individually a “Veralto Company”). In consideration of (i) my employment or continued employment; (ii) access to the Veralto Companies’ key business relationships and Confidential Information described herein; (iii) the ability to participate in programs or plans sponsored by the Veralto Companies; and/or (iv) other good and valuable consideration provided to me, I agree to the following restrictions, which I acknowledge are reasonable and necessary to protect the Veralto Companies’ interests.
1.    Protection of Confidential Information.
a.Definition of “Confidential Information.” The term “Confidential Information” means any information about the Veralto Companies’ business or employees that is not generally known to the public. Examples of Confidential Information include, but are not limited to, information about: the Veralto Business System, customers, vendors, pricing and costs, business strategies and plans, financial data, technology, talent reviews and organizational plans, research and development, and businesses methods or processes used or considered by any of the Veralto Companies. Confidential Information does not include any specific information that has been voluntarily disclosed to the public by the Veralto Companies or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. However, Confidential Information disclosed by me or others without authorization by the Veralto Companies shall not be deemed “voluntarily disclosed to the public.”
b.Nondisclosure and Prohibition against Misuse. During my employment, I will not use or disclose any Confidential Information, without the prior written permission of the entity that employs me, for any purpose other than performance of my duties for the Veralto Companies or as set forth in Section 4 below.
c.Non-Disclosure and Return of Property Upon Termination. After my employment ends, I will not use or disclose any Confidential Information for any purpose. Immediately upon my employment termination, I will return to the entity that employs me at the time of my termination all property of any Veralto Company that I have in my possession, custody, or control, including, without limitation, any Confidential Information. If I have Confidential Information that has been saved or transferred to any device not owned by a Veralto Company, I will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device.
2.    Protection of Company Interests.
a.    Definitions.
(1)“Competing Products” means (i) products or services similar to or competitive with the products or services that are sold by a Veralto Company and for which I had any responsibility or about which I had access to Confidential Information during the 24 months preceding my employment termination (“Pre-Termination Period”) and (ii) products or services similar to or competitive with any prospective product or service that a Veralto Company took steps to develop and for which I had any responsibility or about which I had access to Confidential Information during the Pre-Termination Period.
(2)“Restricted Customer” means a customer or prospective customer of a Veralto Company (i) with whom I had contact or with whom I dealt on behalf of any Veralto Company during the Pre-Termination Period (defined above); (ii) whose dealings with any Veralto Company I coordinated or supervised during the Pre-Termination Period; (iii) about whom I obtained Confidential Information during the Pre-Termination Period;

or (iv) who received products or services that resulted in compensation, commissions, or earnings for me during the Pre-Termination Period.
(3)“Restricted Territory” means any geographic territory (i) in which I performed services for any Veralto Company during the Pre-Termination Period; (ii) over which I had sales or management responsibilities for a Veralto Company during the Pre-Termination Period; (iii) in which any Veralto Company employed or engaged personnel that I directly or indirectly supervised or managed during the Pre-Termination Period; or (iv) about which I had access to Confidential Information during the Pre-Termination Period.
(4)“Solicit” means (i) any comments, conduct, or activity that would influence a customer’s decision to continue doing business with a Veralto Company, regardless of who initiates contact; and (ii) any comments, conduct, or activity that would influence an employee’s decision to resign his employment with a Veralto Company or accept employment with me or my new employer, regardless of who initiates contact.
b.    Non-Competition. During my employment I will not engage in any other employment, occupation, consulting, or other business activity that competes with or conflicts with my obligations to any Veralto Company. Without limiting the foregoing, for 12 months after my employment termination, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity:
(1)    own any business (other than less than 3% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; or
(2)    work in the Restricted Territory for any person or entity that sells Competing Products in any role: (i) that involves responsibilities related to the sale of Competing Products; or (ii) developing or implementing strategies to compete with any Veralto Company with respect to Competing Products; or (iii) directly or indirectly supervising or managing employees or other personnel who compete with any Veralto Company with respect to Competing Products; or (iv) utilizing or disclosing Confidential Information.
c.    Non-Solicitation of Customers. During my employment and for 12 months after my employment termination, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity, Solicit or accept business from any Restricted Customer if the products or services that customer intends to purchase are Competing Products.
d.    Non-Solicitation of Employees. During my employment and for 12 months after my employment termination, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity, hire, Solicit, recruit, induce, or attempt to hire, Solicit, recruit, or induce any employee or independent contractor of a Veralto Company, who worked for a Veralto Company during the 6 months preceding my employment termination and with whom I had business-related contact or access to Confidential Information during the Pre-Termination Period, to work for me or my new employer.
e.    Limitations on Working for Customers and Vendors. During my employment, and for 12 months after termination of my employment, I will not work for any customers or vendors of any Veralto Company in any role in which I would use or disclose or threaten to use or disclose Confidential Information.
3.Non-Disparagement. I agree that during my employment, and after my employment with the Veralto Companies ends, I will not make any false statement(s) about any Veralto Company to other employees, customers, vendors, or any other third party.
4.Limitations on Confidentiality and Non-Disparagement. The confidentiality and non-disparagement provisions in this Agreement do not prohibit me from providing truthful information in good faith to any federal or state governmental agency, entity, or official investigating an alleged violation of federal or state law or regulation, from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, or any other conduct that I have reason to believe is unlawful, or from making other disclosures that are protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency. I acknowledge that I have been notified in accordance with the Defend Trade Secrets Act of 2016 that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further acknowledge that I have been notified that if I file a lawsuit for retaliation against the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets with my attorney and use the trade secret information related to that suspected violation of law in the court proceeding if I: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
5.Other Legal Obligations. Nothing in this Agreement relieves me of any duties or obligations that I have to any Veralto Company under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate trade secrets.
6.Subsequent Employment Protocol. During my employment and for 24 months after termination of my employment, prior to accepting employment with any person or entity, I will provide my prospective employer with a copy of this Agreement, and I consent to any Veralto Company’s right, at any time, to notify such employer of this Agreement, as well as the details of any alleged violations thereof. Additionally, within three calendar days after accepting any employment with another employer, I will notify the Veralto Companies of such subsequent employer’s name, address and telephone number, and the title and description of the job duties for which I have accepted employment.
7.Certifications. By executing this Agreement, I certify that I: (a) have not and will not use or disclose to any Veralto Company any confidential information and/or trade secrets belonging to others, including my prior employers; (b) will not use any prior inventions made by me and which the Veralto Companies are not legally entitled to learn of or use; and (c) am not subject to any prior agreements that would prevent me from fully performing my duties for the Veralto Companies.
8.Protection of Proprietary Rights.
a.I agree that all Work Product (defined below) and Intellectual Property Rights (defined below) shall be the sole and exclusive property of the Veralto Companies. “Work Product” means all writings, inventions, discoveries, ideas and other work product of any nature whatsoever that I create on my own or in collaboration with others during my employment with any Veralto Company and that relates to the business, contemplated business, research or development of the Veralto Companies. “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights arising out of the Work Product, in any jurisdiction throughout the world, and all related rights of priority under international conventions.
b.I acknowledge that, by reason of being employed by any of the Veralto Companies, all of the Work Product is, to the extent permitted by law, “work made for hire” and is the property of the Veralto Company that employs me. To the extent that any Work Product is not “work made for hire,” I hereby irrevocably assign to the Veralto Companies, for no additional consideration, my entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein.
c.During and after my employment, I agree to reasonably cooperate with the Veralto Companies to (i) apply for, obtain, perfect, and transfer to the Veralto Companies the Work Product and any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same. I hereby irrevocably grant the Veralto Companies power of attorney to execute and deliver any such documents on my behalf and in my name and to do all other lawfully permitted acts to transfer the Work Product to the Veralto Companies and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, in the event that I don’t promptly cooperate with the Veralto Companies’ request. The power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.
d.I represent and warrant that I am not a party to any agreements which would limit my ability to assign Work Product or Intellectual Property Rights as required by this Section 8.
e.I have identified in the space below (and have attached additional paper as needed) all Work Product and Intellectual Property in which I have any right, title or interest, and which were developed by me prior to my employment with the Company and which relate to the actual or anticipated business or research or development of the Company as provided for in this Section 8.

9.Injunctive Relief and Attorney’s Fees. I agree that in the event I breach this Agreement, the Veralto Companies will be irreparably harmed and entitled to an injunction restraining any further breach, in addition to any other rights to which any adversely affected Veralto Company is entitled. Further, I will be responsible for all reasonable attorneys’ fees, costs and expenses incurred by any Veralto Company in successfully enforcing any portion of this Agreement against me. Additionally, any time periods for restrictions set forth in Section 2 above will be extended by an amount of time equal to the duration of any time period during which I am in violation of this Agreement.
10.Modification & Severability. If any portion of this Agreement shall be held unenforceable, the parties agree that a court of competent jurisdiction may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Agreement enforceable to the fullest extent permitted by law.
11.At-Will Employment Status. I acknowledge and agree that that nothing in this Agreement alters my status as an employee at will.
12.Assignment. This Agreement is personal to me and I may not assign it. Any Veralto Company may assign it to any assignee, or to a successor to its business or assets, and no further consent from me is necessary. If I previously executed any written agreements with Veralto Corporation or its affiliates that contain provisions similar to the provisions contained in this Agreement, I hereby consent to the assignment of those agreements to the Company.
13.Change of Position. If any Veralto Company changes my position or title with it, or if my employment changes from one Veralto Company to another, this Agreement and my obligations hereunder will remain in force.
14.Protections for Affiliates and Subsidiaries. This Agreement is intended to benefit each and every Veralto Company for which I perform services, for which I have customer contact, or about which I receive Confidential Information. Therefore, any Veralto Company that may be adversely affected by a breach, and any successor or assignee of such Veralto Company may enforce this Agreement regardless of which entity actually employs me at the time.
15.Cooperation. Both during and after my employment with the Veralto Companies, I will cooperate with the Company and any other Veralto Company in connection with any investigation or litigation in which any Veralto Company believes that I am an individual with knowledge concerning the subject matter of the investigation or litigation. In particular, but without limitation, I will make myself available for meetings, interviews, depositions, and court appearances, as requested by any Veralto Company, and to otherwise assist the Company or any other Veralto Company in connection with any such investigation or litigation.

16.Other Agreements. If I executed other written agreements relating to this subject matter with the Company, any other Veralto Company, or Veralto Corporation or any of its affiliates, and/or if I later enter into other written agreements that contain provisions similar to the provisions contained in this Agreement, all such provisions shall be interpreted to provide each Veralto Company with cumulative rights and remedies and the benefits and protections provided to each Veralto Company under each such agreement shall be given full force and effect.
17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without applying its conflict of laws principles. The exclusive venue for any litigation based upon any fact, matter or claim arising out of or relating to this Agreement, including any contractual, statutory, tort, or common law claims, shall be the state or federal courts located in Delaware and I hereby consent to any such court’s exercise of personal jurisdiction over me for such purpose.

Agreed to by:

Associate Signature	VERALTO CORPORATION

Associate Printed Name	Print Name and Title

Date	Date
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